Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of 17-MAR-2025, between Veritas Farms, Inc., a Nevada corporation, (the “Company”), and Jeremy White (the “Executive”).

WITNESSETH:

WHEREAS, the Executive has experience in managing at a senior level;

WHEREAS, the parties acknowledge that the Executive’s abilities and services are unique and essential to the prospects of the Company; and,

WHEREAS, in light of the foregoing, the Company desires to employ the Executive as its Chief Executive Officer and the Executive desires to accept such employment.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties hereto, Company and Executive agree as follows:

1. Recitals and Exhibits. The recitals set forth above are true and correct and are hereby deemed part of this Agreement.

2. Employment. The Company hereby employs the Executive and the Executive hereby accepts employment upon the terms and conditions hereinafter set forth.

3. Term and Termination. This Agreement shall commence on 17-MAR-2025 (the “Start Date”) and shall terminate one (1) year from the Start Date (“Initial Term”). At the end of the Initial Term, this Agreement shall automatically renew for additional one (1) year periods (each, a “Renewal Period”) unless either party gives written notice to the other party of non-renewal at least sixty (60) days prior to the expiration of the then-current Initial Term or Renewal Period. During the Initial Term or any Renewal Period this Agreement may be earlier terminated as follows:

(a) The Company may immediately terminate Executive’s employment for “Cause” upon notice to Executive setting forth in reasonable detail the nature of the Cause. The following, as determined by the Company in its sole discretion, shall constitute Cause for termination:

(i) Executive’s failure to perform (other than by reason of Disability), or serious negligence in the performance of, Executive’s duties and responsibilities to the Company;

(ii) Executive’s breach of this Agreement or any other agreement between Executive and the Company, including breach of the restrictive covenants described in Section 9 of this Agreement;

(iii) serious misconduct by Executive that could be reasonably anticipated to be, or is, harmful to the business, reputation or other interest of the Company;

(iv) repeated failure to adhere to the directions of the Board of Directors, or the Executive’s supervisor(s) or the written policies or practices of the Company;

(v) discovery that Executive is bound by and subject to any covenants against competition or similar covenants or any court order that could affect the performance of Executive’s obligations under this Agreement;

(vi) commission of a felony or a crime of moral turpitude, dishonesty, breach of trust, unethical business conduct, or any crime involving the Company (or Executive enters a plea of nolo contendere with respect to any of the foregoing);

(vii) engaging in fraud, misappropriation or embezzlement;

(viii) Executive’s habitual abuse of alcohol or any controlled substance or reporting to work under the influence of alcohol or any controlled substance (other than a controlled substance which Executive is properly taking under a current prescription) or violation of any other provision of the Company’s Drug Free Workplace Policy;

(ix) Discovery that Executive engaged in unlawful harassment or discrimination of employees, customers or suppliers of the Company or other violation of the Company’s Non-Discrimination and Anti-Harassment Policy;

(x) Discovery that Executive exposed the Company to criminal liability substantially caused by Executive; or

(xi) violation by Executive of any other law, rule or regulation (other than (I) traffic violations or similar offenses, or (II) violations that would not be deemed harmful to the Company, its business, its reputation, or its customers).

(b) This Agreement and the Term shall terminate automatically upon the Executive’s death or Disability. Disability means the Executive’s inability to substantially perform duties, with reasonable accommodation, as evidenced by a certificate signed either by a physician mutually acceptable to the Company and Executive or, if the parties cannot agree, by a physician selected by agreement of a physician designated by the Company and a physician designated by the Executive. Executive shall submit to a reasonable number of examinations by the physician making the determination of Disability, and Executive hereby authorizes the disclosure and release of all supporting medical records to the Company.

(c) The Company may terminate Executive’s employment at any time upon sixty (60) days’ written notice to Executive. The Company may require Executive to cease all activities on behalf of Company prior to the end of the 60-day notice period, but in that event the Company will pay Executive the portion of the Base Salary, as set forth in Exhibit A, for the remainder of such 60-day notice period.

(d) Executive may terminate the employment relationship at any time upon sixty (60) days’ written notice to the Company. The Company may accept the resignation prior to the end of the 60-day notice period, but in that event the Company will pay Executive the portion of the Base Salary, as set forth in Exhibit A, for the remainder of such 60-day notice period.

(e) Executive may terminate the employment relationship for Good Reason in connection with a Change of Control. “Change of Control” means the occurrence of any of the following events: (i) a change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group, or entity (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change of Control; or (ii) a change in the effective control of the Company which occurs on the date that a majority of members of the Company’s Board of Directors is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election (for purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control); or (iii) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person or Persons acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

“Good Reason” means Executive’s voluntary termination, following the expiration of the Company cure period (discussed below), following the occurrence of one or more of the following, without Executive’s consent, that occurs within (A) sixty (60) days prior to the consummation of a Change in Control where such Change in Control was under consideration at the time of Executive’s termination date or (B) twelve (12) months after the date upon which such a Change in Control occurs (“Change of Control Period”):

(i) a material reduction of Executive’s authority, duties or responsibilities, relative to Executive’s authority, duties or responsibilities in effect immediately prior to such reduction, or a change in Executive’s reporting position such that Executive no longer reports directly to (I) the Board of Directors of the parent corporation in a group of controlled corporations or (II) the corporate office the Executive reports to prior to the Change of Control Period;

(ii) a material reduction by the Company of Executive’s annual base salary as in effect on the Start Date (or, if higher or lower, as in effect immediately prior to the reduction), except to the extent the base salaries of all other senior executives of the Company are similarly reduced totaling no more than 20% in the aggregate.

Executive may not terminate the employment relationship for Good Reason in connection with a Change of Control without first providing the Company with written notice within sixty (60) days of the initial existence of the condition that Executive believes constitutes Good Reason in connection with a Change of Control specifically identifying the acts or omissions constituting the grounds therefor and a reasonable cure period of not less than thirty (30) days following the date of such notice.

4. Compensation and Benefits. For all services rendered under this Agreement; Executive’s Compensation and benefits are provided in Exhibit A.

5. Other Matters Related to Termination.

(a) In the event of termination for any reason the Company will also pay Executive, on the next regularly scheduled pay date following the date of termination, any Base Salary earned but not paid through the date of termination.

(b) In the event of termination of employment by the Company for Cause or as a result of Executive’s resignation (for any reason or for no reason), death or Disability, or upon the expiration of the Term, the Company will pay Executive any Base Salary earned but not paid through the date of termination or expiration. The Company shall have no further obligations to Executive.

(e) Any termination of Executive’s employment (or any termination or expiration of this Agreement) for any reason shall, if requested by the Company, require that Executive resign all other positions he may then be holding with the Company or as trustee of any of its benefit plans.

6. Duties. The Executive shall be employed as Chief Executive Officer of the Company and, subject to the direction of the Board of Directors and the Company’s officers designated by the Board of Directors, shall perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Company in connection with the conduct of its business. If the Executive is elected or appointed a director of the Company or any subsidiary thereof during the term of this Agreement, the Executive will serve in such capacity without further compensation.

7. Extent of Services. Except as set forth below, the Executive shall devote the necessary time, attention and energies to the business of the Company. The Executive shall be allowed to serve on the Board of Directors of other companies so long as such Board participation does not interfere with the Executive fulfilling their duties to the Company and the Executive obtains the prior written approval of the Company’s Board of Directors. In addition, the Executive shall be allowed to provide consulting services to other companies so long as he obtains the prior written approval of the Company’s Board of Directors.

8. Definitions. For purposes of this Agreement, the following definitions apply:

“Confidential Information” means any and all information of the Company that is not generally known by others with whom the Company competes or does business, or with whom any of them plans to compete or do business, and any and all information, publicly known in whole or in part or not, which, if disclosed, would assist in competition against the Company, including without limitation (a) all proprietary information of the Company, including but not limited to their products and services, technical data, methods, processes, know-how, inventions, customer and client data and subscription lists and computer and analytical models and other programs and any source or object code developed by the Company, (b) the development, research, testing, marketing and financial activities and strategic plans of the Company, (c) the manner in which they operate, (d) their costs and sources of supply, (e) the identity and special needs of the customers and client, and prospective customers and clients, of the Company and (f) the people and organizations with whom the Company have business relationships and the nature and substance of those relationships. Confidential Information also includes any information received by the Company from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through Executive’s breach of their obligations under this Agreement. Executive acknowledges and agrees that the Confidential Information is a special and unique asset of the Company, created and/or obtained by the Company at considerable time and/or expense, from which the Company may or does derive independent economic value from the Confidential Information not being generally known to third parties.

“Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by Executive (whether alone or with others and whether or not during normal business hours or on or off Company premises) during Executive’s employment that relate in any way to the business, products or services of the Company or to any prospective activity of the Company or to the actual or anticipated research or development of the Company or that result from any work performed by Executive for the Company or which make use of the Confidential Information or of facilities or equipment of the Company

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company.

9. Confidential Information and Restricted Activities.

(a) Confidential Information. During the course of Executive’s employment with the Company, Executive will learn of Confidential Information, as defined in Section 8, and Executive may develop Confidential Information on behalf of the Company. Executive agrees that he will not use or disclose to any Person (except as required by applicable law or court order (subject to Section 9(c)), or for the proper performance of Executive’s duties and responsibilities for the Company) any Confidential Information obtained by Executive incident to employment or any other association with the Company. Executive understands that this restriction shall continue to apply after employment terminates, regardless of the reason for such termination. In the event an action is instituted and prior knowledge is an issue, it shall be the obligation of the Executive to prove by clear and convincing evidence that the confidential information disclosed was in the public domain, was already known by the Executive prior to employment with the Company, or was developed independently by the Executive.

(b) Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of the Company. Executive agrees to safeguard all Documents and to surrender to the Company, at the time Executive’s employment terminates or at such earlier time or times as Company may specify, (i) all copies and manifestations of Confidential Information that Executive may have or have access to; (ii) all Documents, other materials and equipment provided by the Company; and (iii) all documents and materials that Executive has prepared during Executive’s employment with Company. Executive will not, directly or indirectly, reproduce, permit reproduction of, remove and/or permit removal of any of the Confidential Information from the Company’s premises or the premises, except as is necessary for Executive to perform duties on behalf of the Company.

(c) Procedures to be Followed if Disclosure is Required by Law or Court. In the event Executive is requested pursuant to or required by applicable law or regulation or by legal process to disclose any Confidential Information, Executive agrees to provide the Company with prompt notice of such request or requirement to enable the Company to seek an appropriate protective order, waive compliance with the provisions of this Agreement or take other appropriate action. Executive agrees to use best efforts in such event to assist the Company in obtaining a protective order. If, in the absence of a protective order or the receipt of a waiver under this Agreement, Executive is nonetheless, in the written opinion of Executive’s counsel, compelled to disclose the Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or significant penalty, Executive, after notice to the Company, may disclose to such tribunal only such Confidential Information that Executive is compelled to disclose. Executive shall not be liable for the disclosure of Confidential Information to a tribunal compelling such disclosure unless such disclosure was caused or resulted from a previous disclosure by Executive not permitted under this Agreement.

(d) Assignment of Rights to Intellectual Property/Inventions. Executive agrees to promptly and fully disclose to the Company all Intellectual Property, as defined in Section 8. Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) their full right, title and interest in and to all Intellectual Property. All copyrightable works that Executive creates, develops, or prepares, solely or jointly with others, within the Term and for the 12 months immediately following the Term, shall be considered “work made for hire.” To the extent that title to any such works may not, by operation of law, vest in the Company, or such works may not be considered “work made for hire”, all right, title and interest therein are hereby irrevocably assigned to the Company without limitation.

The Executive hereby sells, transfers and assigns to the Company or to any person, or entity designated by the Company, all of the entire right, title and interest of the Executive in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, (hereinafter “Intellectual Property”) made or conceived by the Executive, solely or jointly, or in whole or in part, during the Term hereof which (i) relate to methods, apparatus, designs, products, processes or devices sold, leased, used or under construction or development by the Company or any subsidiary, or (ii) otherwise relate to or pertain to the business, functions or operations of the Company or any subsidiary, or (iii) arise wholly or partly from the efforts of the Executive during the term hereof. The Executive shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned Intellectual Property; and, whether during the term hereof or thereafter, the Executive shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as maybe required, such as applications for domestic and foreign patents, copyrights or other proprietary rights, of the Executive at the Company’s expense to permit the Company or any person or entity designated by the Company to file, prosecute, and enforce any patent applications patents, copyrights , and other proprietary rights to the Intellectual Property. Any invention by the Executive within one (1) year following the termination of this Agreement shall be deemed to fall within the provisions of this paragraph unless proved by the Executive by clear and convincing evidence to have been first conceived and made following such termination.

(e) Non-Competition. Executive acknowledges that during employment with the Company the Executive will have access to Confidential Information which, if disclosed, would assist in competition against the Company and that the Executive will also generate goodwill for the Company in the course of the employment. Therefore, Executive agrees that the following restrictions on activities during and after employment are necessary to protect the goodwill, Confidential Information and other legitimate business interests of the Company:

(i) While Executive is employed by the Company and during the six (6) months immediately following termination of employment or termination or expiration of this Agreement, whichever occurs first, (in the aggregate, the “Non-Competition Period”), Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venture or otherwise, compete with the Company within the United States or within any other country in which the Company is doing business or actively planning to do business or undertake any planning for any business competitive with the Company. Specifically, but without limiting the foregoing, Executive agrees not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, for or to any Person that is engaged in any business that is competitive with the business of the Company, as conducted or in planning during Executive’s employment with the Company. During the Non-Competition Period, Executive shall not interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any customer, client, supplier, consultant, or employee of the Company and any customer, client, supplier, consultant or employee of the Company, including, without limitation, employing or being an investor (representing more than 5% equity interest) in, or officer, director, or consultant to, any person or entity which employs any former key or technical employee whose employment with the Company was terminated after the date which is one year prior to the date of termination of the Executive’s employment therewith. Specifically, competitors include but are not limited to companies, entities, or Persons which services involve the development and marketing of CBD and related products.

(ii) Executive agrees that during the Non-Competition Period he will not (A) hire, attempt to hire, or cause to be hired any person who was employed by the Company at any time during the twelve (12) months immediately preceding the Non-Competition Period, or seek to persuade any employee of the Company to discontinue employment, (B) solicit or encourage any customer or client of the Company or any independent contractor providing services to the Company or any of its customers or clients to terminate or diminish its relationship with them, (C) seek to persuade any customer or client, or prospective customer or client, of the Company to conduct with anyone else any business or activity that such customer or client, or prospective customer or client, conducts or could conduct with the Company, or (D) solicit or encourage any Person that has or does refer business to the Company for the purpose of having such Person refer business to a competing business.

(iii) It is the desire and intent of the parties that the provisions of this Section shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Section shall be adjudicated to be invalid or unenforceable, this Section shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section in the particular jurisdiction in which such adjudication is made.

(f) In signing this Agreement, Executive gives the Company assurance that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on him under this Section 9. Executive agrees without reservation that these restraints are necessary for the reasonable and proper protection of the business, the Confidential Information and the goodwill of the Company, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. Executive further agrees that, were he to breach any of the covenants contained in this Section 9, the damage to the Company would be irreparable. Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Executive of any of those covenants, without having to post bond. Executive and the Company further agree that, in the event that any provision of this Section 9 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. Further, it is agreed that the existence of any claim or cause of action against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of any of the provisions of this Agreement. In the event the Company should bring any legal action or other proceeding for the enforcement of Section 9 of this Agreement, Executive agrees that the time for calculating the restrictive terms contained in Section 9 of this Agreement will not include the period of time commencing with the filing of legal action or other proceeding to enforce the terms of Section 9 of this Agreement, through the date of final judgment or final resolution, including all appeals, if any, of such legal action or other proceeding.

(g) Executive agrees to notify new employers, and consent to notification by the Company to the new employers, of Executive’s obligations under this Agreement.

(h) Executive shall not, during the Term and/or at any time thereafter, directly or indirectly, in any communications in any media, criticize, ridicule or make (or cause or permit others to criticize, ridicule or make) any statement which disparages or is derogatory of the Company, the Company’s products or services, or any of the Company’s present, former or future shareholders, officers, directors, members, managers, and/or employees. Notwithstanding the foregoing, Executive is not barred or otherwise restricted from exercising any right of speech or expression protected by applicable law, rule or regulation.

10. Conflicting Agreements. Executive represents, warrants and covenants to the Company that: (i) he is not bound, nor will Executive become bound, by any covenant, contract, agreement or other obligation that conflicts with, or may or does prevent Executive in any manner from performing, Executive’s duties as Chief Executive Officer of the Company under this Agreement, and (ii) he is not aware of any presently existing fact, circumstance or event (including, without limitation, any health condition or legal constraint) which would preclude or restrict him from providing to the Company the services contemplated by this Agreement, or which would give rise to any breach of any term or provision hereof, or which could otherwise result in the termination of employment hereunder for Cause or any other reason. Executive agrees that he will not disclose to or use on behalf of the Company any proprietary information of a third party without that party’s written consent.

11. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and any voluntary deductions authorized by Executive.

12. Remedies. If there is a breach or threatened breach of the provisions of Section 8 or 9 of this Agreement, the Company shall be entitled to an injunction restraining the Executive from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

13. Assignment. This Agreement may not be assigned by any party hereto; provided that the Company may assign this Agreement: (a) to an affiliate so long as such affiliate assumes the Company’s obligations hereunder; provided that no such assignment shall discharge the Company of its obligations herein, or (b) in connection with a merger or consolidation involving the Company or a sale of more than 50% of the Company’s securities or assets, to the surviving corporation or purchaser as the case may be, so long as such assignee assumes the Company’s obligations thereunder. This Agreement shall inure to the benefit of and be binding upon Executive and the Company, and each of their respective successors, executors, administrators, heirs and permitted assigns. Executive expressly consents to be bound by the provisions of this Agreement for the benefit of the Company, successor or permitted assign to whose employ Executive may be transferred, without the necessity that this Agreement be re-signed at the time of such transfer.

14. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered mail to the Executive at the address below:

Jeremy White

6 Teal

Irvine, CA 92604

and to the Company at:

Veritas Farms, Inc.

401 E. Las Olas Blvd Suite 1400

Fort Lauderdale, FL 33301

Attention: Chairman of the Board

15. Waiver of Breach. A waiver by the Company or the Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

16. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. Entire Agreement. This instrument contains the entire agreement of the parties. It may be changed only by an agreement in writing signed by a party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

18. Miscellaneous. This Agreement (including Exhibit A) sets forth the entire agreement between Executive and the Company and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of employment. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by Executive and the Company. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

19. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Florida without regard to the conflict of law principals. All questions with respect to the construction hereof and the rights and liabilities of the parties hereto shall be governed by the laws of the State of Florida. Any action or proceeding arising out of or relating hereto shall be brought exclusively in Broward County, State of Florida, or the United States District Court, Southern District of Florida. Each party consents to the jurisdiction of such Florida court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such Florida court.

20. Survival. Provisions of this Agreement shall survive any termination or expiration if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding on a party so confirming.

22. JURY WAIVER. IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS AGREEMENT OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TERMS OF THIS AGREEMENT AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

23. Conditions of Hire. Executive’s employment with the Company is subject to the following: (1) Executive signing and returning this Agreement in a timely manner, but not later than the last business day prior to the Start Date; (2) Executive’s effective consent to a background check by a consumer reporting agency selected by the Company and the receipt of results of that background check satisfactory to the Company in its sole discretion; and (3) Executive’s completion of Section 1 of the Form I-9 on or before the Start Date, and provision of documentary proof of identity and authorization to work in the United States within 72 hours of the Start Date.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first hereinabove written.

Veritas Farms, Inc.		Executive

By:	/s/ Thomas E. Vickers	/s/ Jeremy White
	Thomas E. Vickers Chairman of the Board	Jeremy White

Exhibit A

During the Term, as compensation for all services performed by Executive for the Company, the Company will provide Executive the following pay and benefits:

1. Base Salary. The Company will pay Executive a base salary at the rate of $120,000 per annum through equal installments of $4,615.39 per bi-weekly pay period, payable in accordance with the regular payroll practices of the Company. This amount may be increased at the discretion of the Board of Directors and may be adjusted to compensate for annual cost of living increases

2. Incentive Program. During the Term, Executive will be eligible to participate in an equity incentive program under which incentive compensation awarded will be based on the Company’s achievement of results as described below.

a)	Upon completion of the preparation of the Plan of Action for Fiscal Year 2025 and the completion of one (1) year of service, the Executive will receive a common stock grant equal to one (1) percent of the outstanding common stock.

b)	Upon the Company becoming cash flow positive for three consecutive months, the Executive will receive a common stock grant equal to one (1) percent of the outstanding common stock. This goal excludes the impact of the cash from the sale of the farm.

c)	Upon the Company achieving annual revenue of $10,000,000 and pre-tax income of $1,000,000, the Executive will receive a common stock grant equal to two (2) percent of the outstanding common stock.

3. Business Expenses. During the Term, the Company will pay or reimburse Executive for all reasonable business expenses incurred or paid by Executive in the performance of duties and responsibilities for the Company, as determined by Company policies, and subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as the Company may specify from time to time.

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